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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


RETURN ON EQUITY AND ASSETS

                                                                                             12/31/02
                                                                                             TO
                                                                   ANNUALIZED                3/31/03
                                                                   ----------                -------
Return on average total assets                                     0.97%                     0.25%
Return on average equity                                           11.23%                    2.77%
Dividend payout ratio                                                                        19.39%
Average equity to average assets                                                             8.59%


STATEMENT OF COMPUTED PER SHARE EARNINGS


Net income                                                                                   $2,233,000

Average basic shares outstanding                                                             5,412,521

Average diluted shares outstanding                                                           5,535,167

Basic earnings per share                                                                     $0.41

Diluted earnings per share                                                                   $0.40
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